Exhibit 99.1

FOR IMMEDIATE RELEASE

CPI AEROSTRUCTURES ANNOUNCES 2014 FOURTH QUARTER AND YEAR-END RESULTS

Summary Highlights

•	Ended 2014 with funded backlog of $120.6 million, up $10.2 million for the year
•	In 2014, received $92.9 million in new contract awards for commercial and defense programs
•	2014 commercial revenue of $36.9 million, up 37.6% as compared to 2013 commercial revenue
•	2014 year-end results included a one-time, non-cash charge related to the A-10 Wing Replacement Program (WRP)
•	Reaffirms 2015 guidance: record revenue of $92.0 million - $102.0 million; net income of $7.2 million - $8.0 million
•	In 2015, expects to realize approximately $9 million in tax refund and over $5 million in tax loss carry forwards related to the A-10 WRP

Edgewood, NY – March 4, 2015 – CPI Aerostructures, Inc. (“CPI Aero®”) (NYSE MKT: CVU) today announced financial results for the fourth quarter and year ended December 31, 2014.

Fourth Quarter 2014 vs. Fourth Quarter 2013

•	Revenue was $20,067,439, compared to $21,285,992;
•	Gross margin was 21.3%, compared to 24.8%;
•	Pre-tax income was $2,113,259, compared to $3,376,242; and,
•	Net income was $1,717,259, or $0.20 per diluted share, compared to $2,370,242, or $0.28 per diluted share.

Full Year 2014 vs. Full Year 2013

•	Revenue was $39,687,010, compared to $82,988,522;
•	Gross margin was (74.9%), compared to 22.2%;
•	Pre-tax loss $(37,682,275), compared to pre-tax income of $11,153,894; and,
•	Net loss was $(25,209,275), or $(2.98) per diluted share, compared to net income of $7,736,894, or $0.91 per diluted share.

Douglas J. McCrosson, CPI Aero’s President & CEO, stated, “Our 2014 top-line was affected by a one-time, non-cash $44.7 million adjustment to revenue, resulting in reported revenue of $39.7 million. The adjustment was related to revised estimates of a significantly shorter life and lower production quantity A-10 WRP. Revenue generated from commercial contracts in 2014 accounted for approximately $36.9 million, up $10.1 million or 37.6%, as compared to $26.8 million of revenue generated from commercial contracts in 2013. The increase was mainly due to ramped up production for our newer business jet programs which we won during 2011-2012, especially our Cessna Citation X+ program with Textron Aviation, our Phenom 300 program with Embraer S.A and our HondaJet program.”

Mr. McCrosson added, “Excluding the A-10 WRP from both reporting periods, the fourth quarter of 2014 and 2013, adjusted revenue was $17.5 million and $16.9 million, respectively. Adjusted gross margin for the fourth quarter of 2014 was 24.5% compared to 24.4% for the fourth quarter of 2013. Our 2014 bottom line was likewise impacted by the change in estimate to the A-10 program as we incurred a one-time, non-cash adjustment to net income of $31.4 million, resulting in a net loss of $25.2 million.”

CPI Aero News Release	Page 2
March 4, 2015

“During 2014, we received approximately $92.9 million of new contract awards, which included approximately $67.1 million of government subcontract awards, approximately $25.3 million of commercial contract awards, and $0.5 million of government prime contract awards. This compares to $122.3 million of new contract awards in 2013, which included $96.0 million of government subcontract awards, $26.3 million of commercial contract awards, and no government prime contract awards. Included in new awards for 2014 is an $86.1 million multi-year contract from Northrop Grumman Corporation for outer wing panel (OWP) kits used in the manufacture of complete wings for the E-2D Advanced Hawkeye and the C-2A Greyhound aircraft, which added more than $63 million in new funded backlog.”

Backlog

Discussing backlog, Mr. McCrosson noted, “Total backlog at December 31, 2014 was $403.7 million with $148.9 million for commercial aerospace contracts. At December 31, 2014, funded backlog increased to $120.6 million, which was $10.2 million higher than funded backlog at December 31, 2013. The value of the unfunded backlog (long-term contracts that have not been converted to funded orders) at December 31, 2014 was $283.1 million, with 51% related to our long-term commercial aerospace programs. Included in the 2014 year-end backlog is a $53.5 million contract received in November 2014 from the Defense Logistics Agency to provide structural wing components and logistical support for global F-16 aircraft maintenance, repair and overhaul (MRO) operations. We are excited to start 2015 by adding $49 million in backlog ($5.6 million funded) for the T-38 Pacer Classic II program we announced last week.”

Expectations for 2015

Mr. McCrosson added, “We are confirming our full year 2015 guidance which projects the highest revenue in our history. Specifically for 2015 we expect:

-	Revenue to be in the range of $92.0 million to $102.0 million.
-	Gross margin to be in the range of 19.0% to 21.0%, lower than our historical margin as we will continue to book A-10 WRP revenue at zero profit.
-	Net income is expected to be in the range of $7.2 million to $8.0 million.
-	Cash benefit of between $13 million and $15 million due to the recovery of previously paid income taxes and the use of tax loss carry forwards related to our A-10 WRP.

Mr. McCrosson concluded, “Over the years, we have built a strong reputation for quality, performance, value and world class customer service, which has well positioned CPI Aero to successfully compete for Tier 1 opportunities with defense and commercial original equipment manufacturers. Our current bid pipeline includes high value proposals in commercial and defense aerospace markets. Opportunities include Tier 1 assembly programs for business jets, military planes and helicopters, and military aerospace systems, as well as Tier 2 opportunities for large commercial airliners. We are confident that several of these proposals will turn into actual contracts during 2015.”

CPI Aero News Release	Page 3
March 4, 2015

“We also recognize the need to continue to make investments in new automated manufacturing technologies and production floor software that should increase output, improve quality, and lower production costs. In 2015 we expect to receive a cash income tax benefit of approximately $14 million related to the A-10 WRP that should enable us to pay down a portion of our debt and to further invest in new and advanced technologies. These investments will support our bids for larger and more complex programs, facility improvements to support sustainable cost effective performance in the future, and expand our marketing efforts in order to increase opportunities to win work on commercial airliners from both domestic and international customers.”

Conference Call

CPI Aero’s President and CEO, Douglas J. McCrosson, and CFO, Vincent Palazzolo, will host a conference call tomorrow, Thursday, March 5, 2015 at 8:30 am ET to discuss these results as well as recent corporate developments. After opening remarks, there will be a question and answer period. Interested parties may participate in the call by dialing (201) 493-6739. Please call in 10 minutes before the conference call is scheduled to begin and ask for the CPI Aero call. The conference call will also be broadcast live over the Internet. Additionally, a slide presentation will accompany the conference call. To listen to the live call, please go to www.cpiaero.com, click on the Investor Relations section, then to the Event Calendar. Please go to the website 15 minutes early to download and install any necessary audio software. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days.

About CPI Aero

CPI Aero is a U.S. manufacturer of structural assemblies for fixed wing aircraft, helicopters and airborne Intelligence Surveillance and Reconnaissance (ISR) pod systems in both the commercial aerospace and national security markets. Within the global aerostructure supply chain, CPI Aero is either a Tier 1 supplier to aircraft original equipment manufacturers or a Tier 2 subcontractor to major Tier 1 manufacturers. CPI also is a prime contractor to the U.S. Department of Defense, primarily the Air Force. In conjunction with its assembly operations, CPI Aero provides engineering, program management, supply chain management, and MRO services. Among the key national security programs that CPI Aero supplies are the E-2D Advanced Hawkeye surveillance aircraft, the A-10 Thunderbolt attack jet, the UH-60 BLACK HAWK® helicopter, the F-16 Falcon fighter, the T-38C Talon trainer, the MH-53/CH-53 variant helicopters, the MH-60S mine countermeasure helicopter, the AH-1Z ZULU attack helicopter, the DB-110 reconnaissance pod and the ALMDS mine detecting pod. In the commercial aviation market CPI Aero manufactures products for the Gulfstream G650 ultra-large cabin business jet, the HondaJet advanced light jet, the Embraer Phenom 300 business jet, the new Cessna Citation X+, and the S-92® helicopter. CPI Aero is included in the Russell Microcap® Index.

CPI Aero News Release	Page 4
March 4, 2015

The above statements include forward looking statements that involve risks and uncertainties, which are described from time to time in CPI Aero’s SEC reports, including CPI Aero’s Form 10-K for the year ended December 31, 2013 and Form 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014.

CPI Aero® is a registered trademark of CPI Aerostructures, Inc.

Contact:

Vincent Palazzolo	Investor Relations Counsel:
Chief Financial Officer	The Equity Group Inc.
CPI Aero	Lena Cati
(631) 586-5200	(212) 836-9611
www.cpiaero.com	www.theequitygroup.com

CPI Aero News Release	Page 5
March 4, 2015

CPI AEROSTRUCTURES, INC.

STATEMENTS OF OPERATIONS

Years ended December 31,	2014	2013

Revenue	$39,687,010	$82,988,522

Cost of sales	69,411,709	64,555,275

Gross profit (loss)	(29,724,699)	18,433,247

Selling, general and administrative expenses	7,308,220	6,704,524
Income (loss) from operations	(37,032,919)	11,728,723

Other income (expense):
Interest/other income	145,072	78,957
Interest expense	(794,428)	(653,786)
Total other expense, net	(649,356)	(574,829)
Income (loss) before provision for income taxes	(37,682,275)	11,153,894

Provision for (benefit from) income taxes	(12,473,000)	3,417,000

Net income (loss)	($25,209,275)	$7,736,894

Income (loss) per common share-basic	($2.98)	$0.92

Income (loss) per common share-diluted	($2.98)	$0.91

Shares used in computing earnings per common share:
Basic	8,465,937	8,389,048
Diluted	8,465,937	8,470,578

CPI Aero News Release	Page 6
March 4, 2015

CPI AEROSTRUCTURES, INC.

CONDENSED BALANCE SHEETS

	December 31,	December 31,
	2014	2013
ASSETS
Current Assets:
Cash	$1,504,907	$2,166,103
Accounts receivable, net	6,466,814	4,392,254
Costs and estimated earnings in excess of billings on uncompleted
Contracts	79,054,139	112,597,136
Deferred income taxes	1,708,000	417,000
Refundable income taxes	8,138,322	---
Prepaid expenses and other current assets	828,275	609,268
Total current assets	97,700,457	120,181,761

Property and equipment, net	2,755,186	2,849,753
Deferred income taxes	3,591,000	1,133,000
Other assets	108,080	108,080
Total Assets	$104,154,723	$124,272,594

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$8,928,456	$7,614,755
Accrued expenses	1,061,747	654,868
Billings in excess of costs and estimated earnings on uncompleted contracts	193,650	276,170
Current portion of long-term debt	971,713	1,020,349
Contract Loss	396,182	---
Line of credit	25,150,000	21,350,000
Deferred income taxes	128,000	89,000
Income taxes payable	6,067	736,536
Total current liabilities	36,835,815	31,741,678

Long-term debt, net of current portion	1,289,843	2,198,187
Deferred income taxes	622,000	788,000
Other liabilities	593,909	593,210
Total Liabilities	39,341,567	35,321,075

Commitments

Shareholders’ Equity:
Common stock - $.001 par value; authorized 50,000,000 shares, 8,500,555 and 8,410,493 shares, respectively, issued and outstanding	8,501	8,410

Additional paid-in capital	51,440,770	50,381,348
Retained earnings	13,373,601	38,582,876
Accumulated other comprehensive loss	(9,716)	(21,115)

Total Shareholders’ Equity	64,813,156	88,951,519
Total Liabilities and Shareholders’ Equity	$104,154,723	$124,272,594

CPI Aero News Release	Page 7
March 4, 2015

We use above the terms adjusted revenue and adjusted gross margin for the quarters ending December 31, 2013 and 2014. Such measures (arrived at by eliminating the Company's A-10 Program with Boeing from revenue and in calculating gross margin for such periods) are not derived in accordance with generally accepted accounting principles (“GAAP”). Adjusted revenue and adjusted gross margin are each considered a non-GAAP financial measure as defined by Regulation G promulgated by the SEC under the Securities Act of 1933, as amended. CPI Aero believes that adjusted revenue and adjusted gross margin provide information useful to investors for evaluating CPI Aero’s 2014 financial performance on a consistent basis across financial reporting periods. The presentation of adjusted revenue and adjusted gross margin should not be construed as an inference that CPI Aero's future results will be unaffected by unusual or non-recurring items or by non-cash items, such as changes in estimates. Adjusted revenue and adjusted gross margin should be considered in addition to, rather than as a substitute for, revenue and gross margin derived under GAAP.

Reconciliation of Non-GAAP Financial Measures

	Quarter ended	Quarter ended	Quarter ended
	December 31, 2014	December 31, 2014	December 31, 2014
	GAAP	A-10 WRP	as adjusted w/o A-10

Revenue and Adjusted Revenue	$20,067,439	$2,621,384	$17,446,055

Gross profit	4,276,019	0	4,276,019

Gross Margin and Adjusted Gross Margin	21.3%	0.0%	24.5%

	Quarter ended	Quarter ended	Quarter ended
	December 31, 2013	December 31, 2013	December 31, 2013
	GAAP	A-10 WRP	as adjusted w/o A-10

Revenue and Adjusted Revenue	$21,285,992	$4,417,400	$16,868,592

Gross profit	5,280,303	1,166,194	4,114,109

Gross Margin and Adjusted Gross Margin	24.8%	26.4%	24.4%